EXHIBIT 10.1

CONSENT AND WAIVER AGREEMENT

This Consent and Waiver Agreement (the “Agreement”) is made and entered into as of March 30, 2007 by and among Cornell Capital Partners, LP, with its principal place of business at 101 Hudson Street, Suite 3700, Jersey City, NJ 07302 (“Cornell Capital”) on the one hand, and Mobilepro Corp. and its wholly-owned subsidiary, NeoReach, Inc. on the other hand, with their principal place of business at 6701 Democracy Blvd., Suite 202, Bethesda, MD 20814 (collectively, the “Company”).

RECITALS

WHEREAS, the Company issued, and Cornell Capital purchased, a series of 7.75% Secured Convertible Debentures with a total principal amount of $22,500,000 (the “Convertible Debentures”);

WHEREAS, pursuant to the applicable sections of the Convertible Debentures, the Company cannot enter into any security instrument granting a security interest in any of its assets without the prior consent of Cornell Capital;

WHEREAS, Cornell Capital required as a condition of entering into the Convertible Debentures that it be secured by the Amended and Restated Security Agreement dated May 13, 2005 (the “Security Agreement”);

WHEREAS, pursuant to the terms of the Security Agreement, Cornell Capital received a first lien on existing and to be acquired assets of the Company, including “equipment” as that term is defined in the UCC;

WHEREAS, under the terms of the Security Agreement it is an event of default for the Company to sell or assign any collateral covered by the Security Agreement, including equipment;

WHEREAS, the Company desires to enter into a sale and lease-back of certain wireless network equipment (160 Strix model 2420 access point radios with antennas with a total cost of $418,880) used to provide wireless broadband service to certain municipalities (the “Sale/Leaseback Transaction”) pursuant to a Master Lease Agreement 2249 dated June 28, 2006 between the Company and JTA Leasing Co., LLC (the “Master Lease”);

WHEREAS, pursuant to the terms of the Master Lease the Company must keep the equipment subject to the Master Lease free and clear of all superior liens and encumbrances;

WHEREAS, the Company requires the consent of Cornell Capital to the Sale/Leaseback Transaction and a waiver of its rights under the Convertible Debentures and Security Agreement;

NOW THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties agree as follows:

1.    Consent and Waiver Cornell Capital hereby consents to the Company entering into the Sale/Leaseback Transaction and waives any and all of its rights under the Convertible Debentures and Security Agreement to the extent that any of the terms of such agreements would cause the Company to be in default of those agreements by execution of the Sale/Leaseback Transaction. The Company warrants and represents that all assets included in the Sale/Leaseback Transaction and subject to this Agreement are installed and deployed in Tempe, Arizona. In consideration for the forgoing consent, the Company hereby agrees to increase its weekly scheduled payment obligations to Cornell Capital for eight (8) consecutive weeks from $250,000 per week to $300,000 per week commencing with the payment notice to be dated April 5, 2007 for the pricing period beginning on April 9, 2007 and ending April 13, 2007.

2.    Miscellaneous

2.1 Successors and Assigns Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns, and legal representatives.

2.2 Amendments and Waivers Any term of this Agreement may be amended or waived only with the written consent of the parties hereto.

2.3 Notices Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by fax, or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at each party’s address as set forth above or as subsequently modified by written notice.

2.4 Severability If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

2.5 Governing Law This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

2.6 Recitals The recitals are included as terms of this Agreement and are incorporated herein.

2.7 Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

2.8 Titles and Subtitles The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

The parties have executed this Consent and Waiver Agreement as of the date first written above.

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Name: Jay O. Wright
Title: CEO

NEOREACH, INC.

By:	/s/ Jay O. Wright
Name: Jay O. Wright
Title: CEO

CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors, LLC
Its: General Partner

By:	/s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manager